Zowcom, Inc. Announces Completion of Merger with Procera Networks, Inc. and Change of Stock Symbol to PRNW.OB


Campbell, CA, October 27, 2003--On October 22, 2003, ZOWCOM, Inc. (the "Company") completed its merger with Procera Networks, Inc. Pursuant to the terms of the merger, the Company changed its name to Procera Networks, Inc., its stock symbol to PRNW.OB, and appointed Douglas J. Glader as President and Chief Executive Officer.

Mr. Glader commented, "this merger is a significant milestone for us that should facilitate and enhance our ability to grow. We will focus our resources on bringing our next generation Layer 7 Intelligent Content Management products to market. Our Layer 7 products give the network administrator control over the content and bandwidth allocation on the network. We are focused on growing our business by building our sales team, sales channels and OEM partners and continuing development of our wire-speed Layer 7 networking products. We have significant opportunities ahead of us with addressable markets in networking, security and storage that grow from $3B in 2004 to a forecasted $7B in 2007."

The Company has moved its corporate headquarters to:
3175 S. Winchester Blvd.
Campbell, CA 95008

Procera is ships the MLS family of Layer 7 application switches that provide wire-speed network content control with user-defined policies for filtering, prioritizing, rate limiting and monitoring network traffic. The Company's customers include various business enterprises, Internet service providers and OEMs.

About Procera Networks, Inc.: Procera Networks, Inc. is a hardware and software development company. We have successfully developed a hardware-based, scalable, Layer 7 switching and network management system that operates at full wire speed. Our products enable full Layer 7 packet processing to be integrated with switching and routing without degrading network speed or latency. Our proprietary software and hardware provide a differentiated Layer 7 switching and network management solution, and our technology can be applied to a wide range of data switching and management. More information on Procera Networks, Inc. can be found on the World Wide Web at http://www.proceranetworks.com.

FORWARD-LOOKING STATEMENTS
This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements regarding potential results and future plans and objectives of the Company, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk

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Factors" and elsewhere in our documents filed from time to time with the United
States Securities and Exchange Commission and other regulatory authorities. Contact Information:

Liviakis Financial Communications Inc.
John Liviakis (Investors) 415/389-4670
E-mail: info@liviakis.com
or
Procera Networks Inc.
Patrick Wong, 408-874-4414
E-mail: pwong@proceranetworks.com
Doug Glader, 408/874-4675
E-mail: dglader@proceranetworks.com